EXHIBIT 5.1

                             CAHILL GORDON & REINDEL
                               EIGHTY PINE STREET
                              NEW YORK, N.Y. 10005

                                   May 7, 1998



Engelhard Corporation
101 Wood Avenue
Iselin, New Jersey 08830-0770

Ladies and Gentlemen:

     We have acted as special counsel to Engelhard Corporation, a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), relating to the registration pursuant to Rule 462(b) under the Act (such registration statement, together with the earlier effective registration statement on Form S-3 (No. 333-04389) to which it relates, is herein called the "Registration Statement") of up to $20 million aggregate principal amount (or such greater principal amount that may result from issuances with original issue discount) of the Company's unsecured senior and subordinated debt securities (the "Debt Securities") that may be issued from time to time pursuant to indentures (collectively the "Indentures") substantially in the form filed as Exhibits 4.1 and 4.2 to the Registration Statement.

     We advise you that, in our opinion, the Debt Securities have been duly authorized and (upon execution and delivery of the applicable Indenture and execution and authentication of the Debt Securities in accordance with such Indenture and delivery to the purchasers thereof against payment therefor pursuant to a sale in the manner described in the Registration Statement, including the prospectus forming a part thereof (the "Prospectus") and any prospectus supplement thereto) will be legally issued, valid and binding obligations of the Company enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.


                                             Very truly yours,


                                             Cahill Gordon & Reindel